Cryocon, Inc. Exhibit 16.1

                              HJ & ASSOCIATES, LLC
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144

October 24, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

    Re: Item 4. Changes In and Disagreements with Accountants on
        Accounting and Financial Disclosure

To Whom It May Concern:

We have read Item 4 included in the Form 8-K for Cryocon, Inc. dated October 24,
2003, commission number 333-55284 filed with the Securities and Exchange
Commission, and are in agreement with subparagraph (a) 1(i) through (3) and (b)
and the statements contained therein.

We are not in a position to agree or disagree with the (a) 2 regarding the engagement of Stark Winter Schenkein & Co.

/s/HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah